EXHIBIT 10.55

PROMISSORY NOTE SECURED BY TRUST DEED

$100,000	San Diego, California	January 20, 2004

FOR VALUE RECEIVED,    Electropure Holdings, LLC (hereinafter, “Maker”), promises to pay to the order of SECOND SOURCE SOLUTIONS (“Holder”), the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000), together with interest at the rate set forth below:

1.               Interest Rate and Date of Maturity.   The outstanding principal balance hereof, shall bear simple interest at the rate of fifteen percent (15%) per annum, from date of funding, until fully repaid or until maturity, when the entire outstanding balance of principal and interest accrued shall become due and payable in full, without further notice, demand or presentment.  The Maturity Date on this Note will be March 1, 2004.

2.               Payments.  Maker shall pay equal monthly payments of one thousand two hundred fifty dollars and no cents ($1,250.00), which shall be designated as interest only payments. The first payment will be due on March 1, 2004, at which time the entire unpaid principal balance shall also become due and payable.   No principal reduction payments shall be sent by Maker.

3.               Late Charges.  If any sum payable under this Note is not paid on or before the Maturity Date, Maker shall pay to Holder without further demand or request, an amount equal to ten thousand dollars ($10,000.00).  It is agreed by Maker that the actual amount of the cost to Holder incurred to defray costs and expenses directly attributable to the late payment is difficult to calculate or predict, so Maker agrees to pay this stipulated penalty, in addition to all other amounts due.

4.               Prepayment.  Maker may pay off the entire principal balance plus outstanding interest prior to the maturity date without prepayment penalty.  However, no partial principal payments may be applied.  Any partial principal reduction payments are subject to a penalty of fifteen hundred dollars ($1,500.00) for each pre-payment requested. Upon such pre-payment of principal, and upon the payment of the penalty, the interest calculated on the remaining unpaid principal balance shall be recalculated. Monthly payments shall be made based on the same interest rate of this note and multiplied by the then unpaid principal balance.

5.               Security Interest.  Pursuant to a Deed of Trust with same date as the date of this Note, and which is signed by Maker at the time of the execution of this Note, this Note shall be secured by the powers contained in that Deed of Trust which shall encumber the real property that is particularly described in the Deed of Trust.  Maker, as a material consideration for Holder’s lending of the principal balance of this Note, agrees that the Deed of Trust used as a security interest to protect the interest of Holder shall be recorded in no lower than “second position” against the real estate encumbered.

6.               Deficiency Judgment and Personal Obligation.  Maker agrees, as a material part of the consideration for the loan evidenced by this Note, that Holder may, in the event that the security interest in the Property does not equal in value the amount of any deficiency following a foreclosure action, pursue an action in any Court of Law having jurisdiction over the matters contained in this Note for a judgment in a amount equal to the deficiency remaining following any foreclosure (judicial or non-judicial) and subsequent Trustee Sale. This Note evidences a re-finance of the Property, and the provisions of California Code of Civil Procedure S.580b and S.580d are specifically waived by Maker.  Maker further agrees that the provisions of California Civil Code S. 2928 are waived, and the obligations contained herein are personal in nature.

7.               Default.

a)              Events of Default.  Maker shall be in default of this Note upon the occurrence of any of the following events:

i)                 Failure of Maker to make any payments of principal, interest, or other charges as allowed under the terms of this note when due,

ii)              Failure of Maker to perform or observe any of their non-monetary obligations under this note, after ten (10) days written notice of such default sent to the Maker by the Holder,

iii)           Maker’s breach or violation of any representation or warranty contained herein, or contained in any other document provided to Holder by Maker in contemplation of execution of this Note,

iv)          Any representation or warranty made by Maker, or his representative, any other representation or warranty made or furnished to Holder by or on behalf of Maker, including without limitation any statement made by Maker, his representatives in any financial or credit statement or application for credit made prior to the date of this Agreement, proves to have been incorrect in any respect when made and remains inaccurate and not cured at the time of the discovery by Holder,

v)             The default in the performance by any guarantor of this Note of any of the terms, agreements or covenants of any guaranty signed by Maker or guarantor at the request of Maker or Holder,

vi)          An event of default as specifically defined or outlined in the Deed of Trust,

vii)       The making of any general assignment for the benefit of creditors by Maker or any guarantor of this Note, or the commencement by Maker or any guarantor of the Note of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

viii)    The appointment of a receiver, trustee or other similar official for any of Maker’s assets or the property or assets of any guarantor of this Note, or the filing of a bankruptcy petition against Maker or any guarantor of this Note, whether voluntary or involuntary.  The provision of this sub paragraph shall not amount to a breach or default if such a petition is removed or dismissed within sixty (60) days from the date of filing, or,

ix)            If Holder determines, in Holders sole discretion, that the obligations of Maker hereby are inadequately secured by the Property subject to the Deed of Trust, and that the prospect of payment or performance of any such obligation is thereby impaired,

b)             Acceleration Upon Default.  Upon a default by Maker hereunder, at Holder’s option, the entire unpaid balance of interest and principal of this Note shall become immediately due and payable.

8.               Usury Exemption.  Maker acknowledges that the loan evidenced by this Note is subject to the provisions of California Civil Code S. 1916.1, in that it has been arranged by a licensed Real Estate Broker, acting for compensation for arranging the loan pursuant to an agreement with Holder, and therefore such loan is exempt from the restrictions upon the interest rates which may be imposed on borrowers pursuant to Section 1 of Article XV of the California Constitution.

9.               Insurance.  At the request of Holder, Maker covenants to name Holder as an additional insured on any Policy of Liability Insurance purchased by Maker to insure all risks of loss at the Property subject to the Deed of Trust.  Maker agrees that certificates of insurance, reflecting the inclusion of Holder as additional insured shall be provided to Holder during the period of time that this Note is unpaid.  Should Maker fail to provide Holder with proof of such insurance, Holder may, but shall not be required, to purchase such insurance at the expense of Maker, and add the policy amount to the principal balance of this note.  In this event, the policy premium shall bear interest at the rate provided for herein.

As a material consideration for Holder to lend Maker the money subject to the provisions of the Note, upon Holder’s request Maker shall purchase and provide to Holder a standard form of Lenders’ Title Insurance, in an amount equal to the face value of this Note.

10.         Notices.  Except as may otherwise be provided for or required by law, any notice shall be provided from one party to the other by either U.S. Mail, postage prepaid, or by certified mail or messenger service to the following addresses:

To Holder: Second Source Solutions	To Maker:	Electropure Holdings, LLC
11598 Scripps Creek Drive		23456 South Pointe Drive
San Diego, CA 92131		Laguna Hills, CA 92653

11.         Miscellaneous Provisions.

a)              Attorney’s Fees.  In the event that any action is taken by Maker or Holder in connection with the enforcement or interpretation of the provisions of this Note, the prevailing party shall be entitled to recover from the other party, in addition to the relief granted by the court, his or her attorney fees and court costs.

b)             Costs.  Maker agrees to pay Holder’s costs in connection with the loan evaluation, the preparation of this Note and the costs associated with the preparation and recordation of the related documents. It is specifically agreed that these costs shall include lender fees of $750, plus any fees including, but not limited to recording, wire transfer, appraisal, credit report and title insurance.

c)              Successors and Assigns.  The provisions and covenants contained herein shall be binding upon the successors, transferees, heirs and assigns of the parties herein.  Maker shall not assign his rights or obligations without the prior written approval of the Holder.

d)             Interpretation.  Whenever possible, each provision of this Note and any other related document shall be interpreted in such a manner as to be valid under the applicable provision of California law.  Should any provision be rendered invalid or unenforceable, the remainder of this Note shall be unaffected thereby.

e)              Time is of the Essence.  Time is of the essence as to the performance of each and every obligation of the Maker and Holder pursuant to this Note.

f)                Further Assurances.  Each of the parties to this Note agrees and covenants that they will take such further action as may be reasonably necessary to carry out the provisions of this Note, the Deed of Trust, or any other agreement or document relating hereto or in connection herewith.

IN WITNESS WHEREOF

“Maker”

Electropure Holdings Inc.

Date

/S/ FLOYD PANNING	01/20/04

By		Date